SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C.  20549

                             FORM 8-K

                          CURRENT REPORT

                Pursuant to Section 13 or 15(d) of
                The Securities Exchange Act of 1934


 Date of Report (Date of earliest event reported):  April 19, 1995

________________________ADVANTA Corp.____________________________
      (Exact name of registrant as specified in its charter)




_______Delaware__________  _____0-14120________  ______23-1462070__
(State or other jurisdic-  (Commission File      (IRS Employer Identi-
 tion of incorporation)     Number)               fication No.)



Brandywine Corporate Center, 650 Naamans Road, Claymont, Delaware
             (Address of principal executive offices)

                               19703
                            (Zip Code)



Registrant's telephone number, including area code:  (302) 791-4400

Item 5.  Other Events.

     On April 19, 1995 Advanta Corp. announced record quarterly earnings for the first quarter 1995 with net income of $30.8 million and earnings per share of $.74, increases of 24% and 21%, respectively, over the $24.9 million and $.61 per share results for the first quarter 1994. Earnings for the fourth quarter 1994 totalled $28.6 million or $.70 per share. From
March 1994, the Company's portfolio of managed receivables increased by $3.2 billion or 59% to $8.6 billion at March 31, 1995.

Highlights for the first quarter include the following items:

     Average managed credit card receivables posted a 71% increase compared to a year ago.

     The managed credit card 30+ day delinquency rate came in at 2.1%, compared to 2.0% in the fourth quarter 1994 and 2.3% in the first quarter last year.

     The charge-off rate on managed credit cards came in at 2.2%, compared to 2.1% for the fourth quarter of 1994 and 2.7% a year ago.

     The Company added nearly 378,000 new credit card accounts during the quarter compared to 226,000 in the first quarter of 1994.

     Return on equity remained healthy at 26.6% for the quarter.

     The managed net interest margin for the quarter fell to 5.94% from 6.06% in the fourth quarter, and 7.38% in the comparable period of 1994 due to introductory pricing on credit cards.

     The operating expense ratio for the quarter fell 59 basis points from the fourth quarter to 3.01%, and was down from 3.68% the same quarter last year.


Item 7.   Financial Statements and Exhibits.

(c)  Exhibits.

     The following exhibits are filed as part of this Report on Form
8-K:

          27   Financial Data Schedules.

          99   Selected summary financial data.

                            SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                   ADVANTA Corp.


Date:  April 19, 1995            By:  /s/ Gene S. Schneyer
                                      Gene S. Schneyer, Vice
                                      President and Secretary

                           EXHIBIT INDEX


Exhibit No.                             Description

     27                                 Financial Data Schedules.

     99                                 Selected summary
                                        financial data.

                     ADVANTA AND SUBSIDIARIES
                       FINANCIAL HIGHLIGHTS
            (Dollars in millions except per share data)


                                Three Months Ended             % Change
                                     March 31,                1995 versus
                                 1995         1994               1994

OPERATING RESULTS

Net Revenues                   $135.5       $ 99.7               36%

Provision for Losses           $  8.9       $  6.8               31%

Operating Expenses             $ 78.1       $ 53.8               45%

Net Income                     $ 30.8       $ 24.9               24%

Earnings Per Common Share      $  .74       $  .61               21%

Average Shares                   41.4         40.9                1%

Return on Equity                26.64%       27.77%              (4%)

Managed Net Interest Margin      5.94%        7.38%             (20%)

















                              -more-

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                     ADVANTA AND SUBSIDIARIES
                       FINANCIAL HIGHLIGHTS
            (Dollars in millions except per share data)
                                                                 % Change
                                                                March 1995
                         March 31,   December 31,   March 31,     versus
                           1995         1994          1994      March 1994

FINANCIAL CONDITION

Gross Receivables
     - Owned              $1,622       $1,964        $1,405          15%
     - Managed            $8,610       $8,155        $5,411          59%

Total Assets
     - Owned              $2,846       $3,113        $2,325          22%
     - Managed            $9,834       $9,304        $6,331          55%

Deposits                  $1,005       $1,159        $1,144         (12%)

Stockholders' Equity      $  475       $  442        $  364          30%

Book Value Per
    Common Share          $11.87       $11.12        $ 9.32          27%

Equity/Owned Assets        16.69%       14.19%        15.67%          7%

CREDIT QUALITY

Reserves as a % of
 Impaired Assets
   Owned Credit Cards      185.4%       186.5%        185.9%        (.3%)
   Owned Mortgages          13.5%        18.9%         30.9%        (56%)
   Owned Receivables       106.0%        96.1%        119.7%        (11%)

Net Charge-off Rate
   Managed Credit Cards      2.2%         2.1%          2.7%        (19%)
   Managed Mortgages         1.2%         1.6%          1.7%        (29%)
   Managed Receivables       2.1%         2.0%          2.5%        (16%)

30+ Day Delinquency Rate
   Managed Credit Cards      2.1%         2.0%          2.3%         (9%)
   Managed Mortgages         4.7%         4.9%          5.9%        (20%)
   Managed Receivables       2.8%         2.7%          3.3%        (15%)